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Exhibit 11

Computation of Earnings Per Common Share
Primary and Fully Diluted

                                                                                     Three Months Ended      Nine Months Ended
                                                                                         April 30                April 30
                                                                                  ----------------------------------------------
                                                                                     1995        1994        1995        1994
                                                                                  ----------- ----------- ----------- ----------
Net income for computing primary and fully diluted earnings per common share      $1,971,000  $1,299,000  $4,458,000  $3,291,000

Primary shares
   Weighted average number of common shares outstanding                            7,211,448   5,736,974   6,519,800   5,682,149
   Additions from assumed exercise of stock options and warrants                     375,919     615,930     407,171     557,387
                                                                                  ----------  ----------  ----------  ----------
   Weighted average of common and common equivalent shares                         7,587,367   6,352,904   6,926,971   6,239,535
                                                                                  =========== =========== =========== ==========
Fully diluted shares
   Weighted average number of common shares outstanding                            7,211,448   5,736,974   6,519,800   5,682,149
   Additions from assumed exercise of stock options and warrants                     418,442     615,930     421,345     615,930
                                                                                  ----------  ----------  ----------  ----------
   Weighted average of common and common equivalent shares                         7,629,890   6,352,904   6,941,145   6,298,079
                                                                                  =========== =========== =========== ==========
Net income per common share
   Primary                                                                             $0.26       $0.20       $0.64       $0.53
                                                                                  =========== =========== =========== ==========
   Fully diluted                                                                       $0.26       $0.20       $0.64       $0.53
                                                                                  =========== =========== =========== ==========

Primary additions from assumed exercise of stock options and warrants is net of assumed purchase of common shares at the average market price during the period. Fully diluted earnings per share was determined in the same manner except that the greater of period end or period average stock price was used.